Exhibit 99.1
Schlumberger Announces Fourth-Quarter and Full-Year
2010 Results
Houston, January 21, 2011 — Schlumberger Limited (NYSE:SLB) today reported full-year 2010 revenue of $27.45 billion versus $22.70 billion in 2009.
Full-year 2010 income from continuing operations attributable to Schlumberger, excluding charges and credits, was $3.60 billion, representing diluted earnings-per-share of $2.86 versus $2.78 in 2009.
Fourth-Quarter Results
Fourth-quarter 2010 revenue was $9.07 billion versus $6.85 billion in the third quarter of 2010, and $5.74 billion in the fourth quarter of 2009.
Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.16 billion—an increase of 33% sequentially and 42% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $0.85 versus $0.70 in the previous quarter, and $0.67 in the fourth quarter of 2009.
Oilfield Services revenue of $6.01 billion increased 9% sequentially and 16% year-on-year. Pretax segment operating income of $1.33 billion was up 21% sequentially and 32% year-on-year.
WesternGeco revenue of $560 million increased 17% sequentially and 2% year-on-year. Pretax segment operating income of $113 million was 183% higher sequentially but 1% lower year-on-year.
The fourth-quarter 2010 results reflect a full quarter of activity from the acquired Smith businesses, which contributed revenue of $2.49 billion and pretax operating income of $275 million. The merger was dilutive to the fourth-quarter 2010 earnings-per-share by approximately $0.05.
Schlumberger Chairman and CEO Andrew Gould commented, “Fourth-quarter activity in North America remained strong through increased activity in liquid-rich plays and improvement in Canada. Stronger pricing and the restructuring efforts across the Area continued to contribute to margin expansion, particularly at Well Services. In addition, an accelerated payout on an IPM gain-share project following the sale of the project by the customer clearly demonstrated how this business model can create value.
Outside North America, activity improvements in the North Sea, West Africa, and several Middle East & Asia GeoMarkets, coupled with strong year-end product sales particularly for software, more than offset continued weakness in Mexico and seasonal activity decline in Russia. Rapid revenue ramp-up in Iraq, which was impacted by heavy start-up costs, did not yield equivalent profitability.
At WesternGeco, excellent fourth-quarter multiclient sales were due mostly to the enhanced quality of subsalt imaging products in the US Gulf of Mexico.
The acquired Smith businesses continued to outperform our original expectations with the revenue synergies achieved through the acquisition increasing in each successive month of the quarter.
As we look forward to 2011 it is important to remember that the primary driver of our business has always been, and will remain, the demand for oil and gas.

For oil, 2010 turned out to be the year of the second-largest demand increase in the last thirty years. The consensus forecast for demand in 2011 shows a further healthy increase. Oil prices have moved into a range that will encourage increased investment, particularly in exploration, which remains the swing factor in operators’ budgets. While we do not anticipate a return to pre-Macondo activity levels in deepwater US Gulf of Mexico in 2011, we do expect a marked increase in deepwater activity in the rest of the world. These factors, coupled with increases in development activity and production enhancement in many other areas, promise stronger growth rates as the year unfolds.
For natural gas, demand recovery has been less marked. Increases in supply of both unconventional gas in the United States and of liquefied natural gas around the world will limit the progress of prices. Nonetheless, activity in the United States is likely to remain strong—at least through the first half of the year—due to the commitments necessary to retain leases, the backlog of wells to be completed, and the contribution of natural gas liquids to overall project economics. Increased service capacity, however, will negatively affect pricing at some stage during the year.
Overseas, the governing factor on gas activity, particularly in the Middle East, will be the ability of many nations to use gas as a substitute for oil to meet increased local energy demand, thus freeing up more liquids for export. Elsewhere the long lead time necessary to execute large gas projects for LNG exports will ensure that a certain level of activity is maintained.
Unconventional gas resources will continue to attract considerable interest outside North America. The leading activity will continue to be gas in tight, or low permeability, reservoirs, and in coal-bed methane developments. There will be exploration activity around the potential that shale gas offers in many other parts of the world.
Increased activity, coupled with the higher technology needs of exploration, deepwater operations, and tight gas activity, particularly outside North America, will make 2011 a stronger year for Schlumberger. The importance of risk reduction and the minimization of drilling cost make the acquisitions of Geoservices and Smith major contributors to our future growth in this scenario.”
Other Events:
•	During the quarter, Schlumberger repurchased 6.1 million shares of its common stock at an average price of $74.14 for a total purchase price of $449 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008. For the full-year 2010, Schlumberger repurchased 26.6 million shares at an average price of $64.48 for a total purchase price of $1.72 billion.

•	In December 2010, Schlumberger issued EUR 1 billon of 2.75% Guaranteed Notes due 2015. In January 2011, Schlumberger issued $1.1 billion of 4.200% Senior Notes due 2021 and $500 million of 2.650% Senior Notes due 2016. The net proceeds from these offerings will be used for general corporate purposes.

•	On January 20, 2011, the Board of Directors approved a 19% increase in the quarterly dividend. The next quarterly dividend, which will increase to $0.25 per share of outstanding common stock, is payable on April 1, 2011 to stockholders of record on February 16, 2011.

•	The impact of the deepwater drilling moratorium in the US Gulf of Mexico on Schlumberger fourth-quarter earnings-per-share was approximately $0.04-$0.05.
Consolidated Statement of Income
(Stated in millions, except per share amounts)

	Fourth Quarter		Twelve Months
Periods Ended December 31	2010	2009	2010	2009

Revenue	$9,067	$5,744	$27,447	$22,702
Interest and other income, net (1)	45	62	214	273
Gain on investment in M-I SWACO(2)	—	—	1,270	—
Expenses
Cost of revenue(2)	7,196	4,399	21,499	17,245
Research & engineering	256	217	919	802
General & administrative	199	145	650	535
Merger & integration(2)	33	—	169	—
Restructuring & other(2)	32	—	331	238
Interest	61	51	207	221

Income before taxes	1,335	994	5,156	3,934
Taxes on income(2)	290	175	890	770

Income from Continuing Operations	1,045	819	4,266	3,164
Loss from Discontinued Operations	—	(22)	—	(22)

Net Income	1,045	797	4,266	3,142
Net Loss/Net Income attributable to the noncontrolling interests	(2)	(2)	1	(8)

Net Income attributable to Schlumberger(2)	$1,043	$795	$4,267	$3,134

Schlumberger amounts attributable to:
Income from Continuing Operations	$1,043	$817	$4,267	$3,156
Loss from Discontinued Operations	—	(22)	—	(22)

Net Income	$1,043	$795	$4,267	$3,134

Diluted Earnings Per Share of Schlumberger:
Income from Continuing Operations	$0.76	$0.67	$3.38	$2.61
Loss from Discontinued Operations	—	(0.02)	—	(0.02)

Net Income	$0.76	$0.65	$3.38	$2.59

Average shares outstanding	1,363	1,199	1,250	1,198
Average shares outstanding assuming dilution	1,376	1,218	1,263	1,214

Depreciation & amortization included in expenses(3)	$808	$628	$2,759	$2,476

1) Includes interest income of:
     Fourth quarter 2010 — $10 million (2009 — $10 million)
     Twelve months 2010 — $50 million (2009 — $61 million)
2) See pages 6 and 7 for details of charges & credits.
3) Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet
(Stated in millions)

	Dec. 31,	Dec. 31,
	2010	2009

Assets
Current Assets
Cash and short-term investments	$4,990	$4,616
Receivables	8,278	6,088
Other current assets	4,830	2,946

	18,098	13,650
Fixed income investments, held to maturity	484	738
Fixed assets	12,071	9,660
Multiclient seismic data	394	288
Goodwill	13,903	5,305
Other intangible assets	5,162	786
Other assets	1,607	3,038

	$51,719	$33,465

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$6,438	$5,003
Estimated liability for taxes on income	1,493	878
Short-term borrowings and current portion of long-term debt	2,596	804
Convertible debentures	—	321
Dividend payable	289	253

	10,816	7,259
Long-term debt	5,517	4,355
Postretirement benefits	1,262	1,660
Deferred taxes	1,636	—
Other liabilities	1,044	962

	20,275	14,236
Equity	31,444	19,229

	$51,719	$33,465

Net Debt
“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:
(Stated in millions)

Twelve Months	2010

Net Debt, January 1, 2010	$(126)
Net income	4,266
Depreciation and amortization	2,759
Gain on M-I SWACO investment	(1,270)
Non-cash charges	165
Pension and other postretirement benefits expense	299
Excess of equity income over dividends received	(85)
Stock-based compensation expense	198
Decrease in working capital	224
Capital expenditure	(2,914)
Multiclient seismic data capitalized	(326)
Dividends paid	(1,040)
Proceeds from employee stock plans	400
Stock repurchase program	(1,717)
Net debt assumed in merger with Smith	(1,829)
Geoservices acquisition, net of debt acquired	(1,033)
Other business acquisitions	(213)
Conversion of debentures	320
Pension and other postretirement benefits funding	(868)
Other	121
Translation effect on net debt	30

Net Debt, December 31, 2010	$(2,639)

	Dec. 31,	Dec. 31,
Components of Net Debt	2010	2009

Cash and short-term investments	$4,990	$4,616
Fixed income investments, held to maturity	484	738
Short-term borrowings and current portion of long-term debt	(2,596)	(804)
Convertible debentures	—	(321)
Long-term debt	(5,517)	(4,355)

	$(2,639)	$(126)

Charges & Credits
In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Fourth-Quarter and Full-Year 2010 Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
(Stated in millions, except per share amounts)

	Fourth Quarter 2010
			Noncont.		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS(*)	Classification

Income from Continuing Operations attributable to Schlumberger, as reported	$1,335	$290	$2	$1,043	$0.76

Restructuring and Merger-Related Charges:
Inventory fair value adjustments	115	42	—	73	0.05	Cost of revenue
Merger-related employee benefits	16	4	—	12	0.01	Merger & integration
Professional fees and other	17	1	—	16	0.01	Merger & integration
Repurchase of bonds	32	12	—	20	0.01	Restructuring & other

Income from Continuing Operations attributable to Schlumberger, excluding charges and credits	$1,515	$349	$2	$1,164	$0.85

(*)	Does not add due to rounding
(Stated in millions, except per share amounts)

	Third Quarter 2010
			Noncont.		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS	Classification

Income from Continuing Operations attributable to Schlumberger, as reported	$1,940	$209	$(3)	$1,734	$1.38

Restructuring and Merger-Related Charges:
Severance and other	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first generation Q-Land acquisition system	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges	63	—	—	63	0.05	Restructuring & other
Professional fees and other	56	1	—	55	0.04	Merger & integration
Merger-related employee benefits	41	6	—	35	0.03	Merger & integration
Mexico restructuring	40	4	—	36	0.03	Restructuring & other
Inventory fair value adjustments	38	14	—	24	0.02	Cost of revenue
Repurchase of bonds	28	10	—	18	0.01	Restructuring & other

Total restructuring and merger-related charges	434	55	—	379	0.30

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(0.98)	Gain on Investment in M-I SWACO

Income from Continuing Operations attributable to Schlumberger, excluding charges and credits	$1,104	$232	$(3)	$875	$0.70

Charges & Credits Continued
(Stated in millions, except per share amounts)

	Twelve Months 2010
			Noncont.		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS(*)	Classification

Income from Continuing Operations attributable to Schlumberger, as reported	$5,156	$890	$(1)	$4,267	$3.38

Restructuring and Merger-related Charges:
Severance and other	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first generation Q-Land acquisition system	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges	63	—	—	63	0.05	Restructuring & other
Professional fees and other	107	1	—	106	0.08	Merger & integration
Merger-related employee benefits	58	10	—	48	0.04	Merger & integration
Mexico restructuring	40	4	—	36	0.03	Restructuring & other
Inventory fair value adjustments	153	56	—	97	0.08	Cost of revenue
Repurchase of bonds	60	23	—	37	0.01	Restructuring & other

Total restructuring and merger-related charges	649	114	—	535	0.42

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(0.98)	Gain on Investment in M-I SWACO

Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03	Taxes on income

Income from Continuing Operations attributable to Schlumberger, excluding charges and credits	$4,535	$932	$(1)	$3,604	$2.86

(*)	Does not add due to rounding
(Stated in millions, except per share amounts)

	Twelve Months 2009
			Noncont.		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS	Classification

Income from Continuing Operations attributable to Schlumberger, as reported	$3,934	$770	$8	$3,156	$2.61

Workforce reduction	102	17	—	85	0.07	Cost of revenue
Postretirements benefits curtailment	136	14	—	122	0.10	Cost of revenue

Income from Continuing Operations attributable to Schlumberger, excluding charges and credits	$4,172	$801	$8	$3,363	$2.78

There were no charges or credits recorded in the fourth quarter of 2009.

Business Review
(Stated in millions)

	Three Months Ended
	Dec. 31, 2010		Sept. 30, 2010
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Oilfield Services
North America	$1,604	$385	$1,259	$219
Latin America	1,050	174	1,071	159
Europe/CIS/Africa	1,783	339	1,734	317
Middle East & Asia	1,491	434	1,402	425
Other	81	(1)	71	(18)

	6,009	1,331	5,537	1,102
WesternGeco	560	113	478	40
M-I SWACO	1,185	149	383	48
Smith Oilfield	729	106	228	27
Distribution	576	21	199	9

	9,059	1,720	6,825	1,226
Corporate & Other	8	(156)	20	(81)
Interest Income	—	9	—	10
Interest Expense	—	(58)	—	(51)
Charges & Credits	—	(180)	—	836

	$9,067	$1,335	$6,845	$1,940

The above third quarter 2010 revenue and income before taxes figures for M-I SWACO, Smith Oilfield and Distribution reflect one month of activity.

Interest income and interest expense exclude interest included in the segments results.
Oilfield Services
Full-year 2010 revenue of $22.08 billion was 8% higher than 2009. Growth was led by the North America Area (up 35%) followed by the Middle East & Asia (up 7%) and Latin America (up 2%). Europe/CIS/Africa revenue decreased 4%. Among the Technologies, growth was primarily in Well

Services while the acquisition of Geoservices also contributed to the increased revenue. Pretax operating income of $4.47 billion was 3% higher than 2009. Pretax operating margin decreased 82 basis points (bps) to 20.3% as a significant improvement in North America Area land performance from the recovery in activity and pricing for Well Services technologies was insufficient to offset the impact of the halt to deepwater drilling in the US Gulf of Mexico and lower international activity levels and pricing, particularly in the Europe/CIS/Africa Area.
Fourth-quarter revenue of $6.01 billion increased 9% sequentially and 16% year-on-year. Sequentially, North America Area revenue increased 27% on strong activity on land in the US and Canada as well as from the early payout of an Integrated Project Management (IPM) gain share project. In the Middle East & Asia Area, revenue grew on year-end equipment, Schlumberger Information Solutions (SIS) software sales, and on higher activity in the Iraq, East Asia and Indonesia GeoMarkets. Europe/CIS/Africa Area revenue increased from stronger activity in the North Sea, West & South Africa, Caspian and Continental Europe GeoMarkets, as well as from year-end SIS software sales. These increases were partially offset by a decrease in Latin America Area revenue primarily due to continuing weakness in the Mexico/Central America GeoMarket.
All Technologies recorded sequential growth, most notably Well Services due to continuing strong activity in North America, and SIS and Artificial Lift from year-end sales. IPM revenue also increased as a result of the early payout on the IPM project in North America.
Fourth-quarter pretax operating income of $1.33 billion increased 21% sequentially and 32% year-on-year. Pretax operating margin increased 224 bps sequentially to 22.1% primarily driven by the robust performance in North America and strong contributions from the year-end equipment and software sales.
Schlumberger has successfully executed a three-well exploration campaign for Cairn Energy PLC using two rigs in the Sigguk block offshore Greenland with integrated services from Data & Consulting Services, Drilling & Measurements, Wireline, Cementing and Well Testing. In addition, M-I SWACO delivered drilling and completions fluids, Smith Bits supplied drill bits and high-speed motors, Geoservices provided mud logging services, and Global Connectivity Services ensured real-time streaming of data. All services were coordinated by a senior Schlumberger project manager based in the client’s offices. The remoteness of the operation provided logistical challenges as the field was more than 2,000 miles from the project support base. During drilling, seismicVISION* real-time seismic-while-drilling technology was used in a specific section of one well to feed the bit position back through the InterACT* connectivity, collaboration, and information system for use in the Petrel* seismic-to-simulation workflow process. In another section, real-time analysis of the MR Scanner* expert magnetic resonance service indicated zones of sufficient interest that further logs and tests were ordered. After casing, specific zones were then selectively perforated and tested by the MDT* modular formation dynamics tester tool with a dual packer module and the InSitu Fluid Analyzer* system with interval pressure transient tests conducted with real-time support from experts. To ensure cement quality, an offshore laboratory installed on one rig tested all cementing systems deployed—including ISOBLOK* and GASBLOK* isolation and gas migration control systems as well as AccuSET* engineered cement hydration control slurries and CemNET* fiber technology systems.
In Brazil, a complete range of Schlumberger and Smith integrated drilling services was deployed on a Shell well in block BMS-54. Smith drill bits, Schlumberger directional drilling, M-I SWACO drill fluids and Geoservices mud logging services all contributed to the well becoming the fastest drilled to date, recording substantial increases in rates of penetration in all hole sizes while meeting all directional goals. In particular, the pre-salt section, drilled with the new Smith High Abrasion Resistance Configuration (SHARC) bit with ONYX* PDC cutters, recorded an improvement of 160% over offset wells drilled in the area. The integrated nature of the bottomhole assembly demonstrates how optimization can impact the high-cost deepwater drilling environment.
Offshore Indonesia, Total E&P Indonesie has successfully deployed an innovative bottom-hole assembly combining Schlumberger and Smith technologies to mitigate risk in drilling a difficult coal-shale sequence in Kalimantan. Schlumberger PowerDrive Xceed* and PowerDrive* rotary steerable systems were successively used in combination with logging-while-drilling and measurement-while-drilling technologies together with Smith Rhino* hydraulically expandable reamers and Smith PDC bits to drill an enlarged hole that analysis had indicated would minimize drilling difficulties. The chosen bottomhole assemblies were designed using Smith IDEAS* integrated dynamic engineering analysis technology to confirm likely lateral and axial acceleration and to select bit and reamer hole patterns. No drilling difficulties were encountered during the operation.
As part of an integrated service offering comprising drilling fluids, cementing, measurement while drilling, and testing, Schlumberger Well Services successfully executed the first hydraulic fracturing stimulation treatment of a shale gas reservoir in the Polish Baltic Basin area. The results of this treatment are helping to gain knowledge of the potential for shale gas development in the region. Successful execution was enabled by close interaction between Lane Energy/ConocoPhillips and Schlumberger.
North America
Fourth-quarter revenue of $1.60 billion was up 27% sequentially and 84% year-on-year. Pretax operating income of $385 million was 75% higher sequentially, and increased 21-fold year-on-year.
Sequentially, revenue in US land grew 24% versus a 4% increase in rig count due to a combination of additional service capacity, improved utilization, and high service intensity that mostly benefited Well Services technologies. Canada revenue grew from higher land activity for Well Services, although this was partially offset by a slowdown in offshore activity that impacted Drilling & Measurements services. The US Gulf of Mexico revenue increased through a modest improvement in shelf activity and from Completion Systems equipment sales. An $87 million early payout relating to services on an IPM gain share project — triggered by the customer’s sale of the field—also contributed to Area growth.
Pretax operating margin for the Area increased 658 bps sequentially to 24.0%. This increase was largely driven by US land through stronger activity and increased efficiency for Well Services operations. The IPM gain share payout contributed approximately $55 million to Area pretax operating income or $0.02 to after-tax earnings-per-share.
In Oklahoma, operator Cimarex Energy Co. selected a combination of Drilling & Measurements PowerDrive vorteX* and PowerDrive Archer* rotary steerable systems to drill a well that included a 4,353-ft horizontal section in the Cana Woodford play. The horizontal section was finished in 75 hours, which is roughly three days faster than neighboring wells. The Archer service allowed the curve leading into the horizontal section to be drilled at a higher buildup rate than other rotary steerable systems, and with a much smoother wellbore than traditional downhole motors. These factors made it possible for Cimarex Energy Co. to maximize reservoir contact while reducing drilling time and cost.
In the Eagle Ford shale play in Texas, Chesapeake Energy used Schlumberger Drilling & Measurements EcoScope*, sonicVISION* and TeleScope* advanced logging-while-drilling services in combination with Data & Consulting Services processing and interpretation support to provide a complete shale gas evaluation in order to optimize the well completion design.
In Wyoming, Drilling & Measurements MicroScope* advanced resistivity and imaging-while-drilling technology with expertise from the Data & Consulting Services well placement team helped Rex Energy steer a horizontal well while imaging the borehole in the Niobrara shale formation. The images were used to compute local formation dip and identify faults while providing the ability to quantify and fully analyze fractures along the lateral length in order to optimize the completion design.
On land in the US, Wireline Isolation Scanner* cement evaluation technology was deployed for XTO Energy and successfully identified salt encroachment, casing ovality, and a potentially catastrophic 7-in casing collapse in a well in the Rockies. The technology’s acoustic impedance and flexural attenuation measurements, together with third interface processing, provided a robust answer that facilitated XTO’s decision to install an additional liner in order to maintain integrity through the life of the well.
For the Illinois Basin Decatur Project, Data & Consulting Services completed inversion and LithoCube analysis on seismic data acquired with the WesternGeco Q-Land* system to assist in the site characterization effort for a CO2 storage project. The project is being led by the Midwest Geological Sequestration Consortium with Schlumberger Carbon Services as a partner and is funded through the U.S. Department of Energy’s Regional Carbon Sequestration Partnership Program. The analysis has provided critical information about the high and low porosity zones within the storage formation and will significantly improve the ability to accurately predict plume development over time.
On land in the US, Schlumberger Wireline polymer-coated StreamLine* cable has been introduced on perforation jobs for fracture stimulation operations in the Fayetteville Shale. The new cable, which does not require grease injection during pressure operations, has enabled one additional fracture stage to be completed per day, resulting in reduced costs and decreased time to production as rig-up and rig-down operations are safer, shorter, more efficient and cleaner.
Latin America
Fourth-quarter revenue of $1.05 billion decreased 2% sequentially and 7% year-on-year. Pretax operating income of $174 million increased 9% sequentially but decreased 2% year-on-year.
Sequentially, the Brazil GeoMarket achieved record high revenue on strong deepwater activity, while revenue in the Peru/Colombia/Ecuador GeoMarket grew from higher gain share on IPM activity in Colombia and from Testing Services equipment sales in Peru. These increases, however, were insufficient to offset a significant revenue drop in the Mexico/Central America GeoMarket where continuing security issues and client budgetary constraints further reduced IPM activity levels.
Pretax operating margin improved 171 bps sequentially to 16.6% primarily due to a more favorable revenue mix in the Peru/Colombia/Ecuador and Venezuela/Trinidad & Tobago GeoMarkets.
Offshore Brazil, OGX has awarded a completions services contract to Schlumberger IPM and Testing Services for the installation of a horizontal christmas tree. Collaboration between Schlumberger Technologies in slickline, completions and coiled-tubing services together with third-party providers has led to an integrated service for the installation of completion equipment using a slick joint that allows for monitoring of artificial lift pumps via an umbilical connection throughout the operation. The use of horizontal wellheads on this project will permit workover operations to be performed without having to remove the wellhead.
In Brazil, the National Metrologic Institute (INMETRO) has officially approved Schlumberger Vx* multiphase well testing technology as meeting required regulatory standards for use as a fiscal meter for production allocation purposes. The Vx meter is the first and only multiphase meter to be approved by INMETRO—thus allowing its use for both topside and subsea allocation measurements in Brazil.
In Peru, Schlumberger Drilling & Measurements directional drilling technologies have continued to penetrate the market in both exploration and development projects. In one case, rapid mobilization of EcoScope and TeleScope advanced logging-while-drilling measurement and telemetry services in a remote jungle environment led to complex log analysis being available before casing was run and cemented on a natural gas discovery. Elsewhere, the value of Data & Consulting Services geomechanics teams and drilling optimization services has reinforced Schlumberger leadership in complex well drilling.
In Colombia, Ecopetrol has increased its licenses of Schlumberger PetroMod* petroleum systems modeling software to support its exploration strategy. Providing basin and prospect scale analysis of the critical interdependencies between trap, reservoir, seal and charge, PetroMod technology is a central tool in macro-level hydrocarbon resource assessments as well as in derisking exploratory well locations.
In Ecuador, Schlumberger Drilling & Measurements successfully introduced the PowerDrive Xceed rotary-steerable system for harsh and rugged environments in a horizontal well on Block 16 for Repsol YPF. This new technology application improved rate of penetration by 23% compared to similar hole sections in other horizontal wells on the same field. This increase in performance saved 46 hours of rig time while providing excellent borehole stability that helped run the 7-in liner without any of the problems experienced in previous wells drilled with conventional technology.
Also in Ecuador, Well Services DualSTIM* maximum conductivity combined fracturing was used for the first time on a well in the Yanaquincha field for Petroamazonas EP. Subsequent incremental production of 400 bbl/d exceeded expectations.
Elsewhere in Ecuador, the Schlumberger Artificial Lift electric submersible pump on well Cononaco-4 achieved a run life of 9.3 years—a record for EP Petroecuador E&P. This performance has been recognized as a great success through substantial savings in maintenance and workover costs as well as in the avoidance of deferred oil production.
In the Orinoco Belt in Venezuela, Drilling & Measurements PeriScope* technology has been deployed for the first time for Petrolera IndoVenezolana, a PdVSA joint venture with ONGC. Well placement experts from Schlumberger Data & Consulting Services and Petrolera IndoVenezolana steered the well in a geologically complex reservoir maintaining trajectory within a 10-ft thick productive sand. Based on this success, a second well was drilled with the same technology and services resulting in this well being extended 500 ft beyond the original target of 2,000 ft to achieve a 20% increase in reservoir contact in a 12-ft thick sand.
In Mexico East Region, Wireline SCMT* slim cement mapping and RST* reservoir saturation technologies were deployed for PEMEX on the MaxTRAC* downhole well tractor system to reevaluate an old well where logging options were limited. A total of 260 m of cased hole and 84 m of open hole was successfully logged to provide PEMEX with the needed petrophysical analysis while optimizing time and cost.
In the PEMEX Mexico Marine Region, Schlumberger Wireline MDT modular formation dynamics tester with dual packer capability was run in conjunction with FMI* fullbore formation microimager technology in a complex, faulted offshore environment to acquire the data needed to sidetrack the well to meet primary objectives and save drilling costs.
Europe/CIS/Africa
Fourth-quarter revenue of $1.78 billion increased 3% sequentially and was flat compared to the prior year. Pretax operating income of $339 million increased 7% sequentially but was 12% lower year-on-year.
Sequentially, revenue in the North Sea GeoMarket increased primarily from higher activity in Norway and from year-end SIS software sales. In the West & South Africa GeoMarket, revenue grew on stronger activity that benefited Wireline and Drilling & Measurements services and on higher Completion Systems equipment sales. Caspian GeoMarket revenue increased from the startup of several projects that resulted in higher demand for Drilling & Measurements, Testing Services and Wireline technologies as well as from a Well Services equipment sale. Continental Europe revenue grew on higher activity for Well Services and Testing Services technologies and on year-end SIS software sales. These increases, however, were partially offset by a decrease in Nigeria & Gulf of Guinea GeoMarket revenue from lower Completion Systems equipment sales and from delays that reduced demand for Wireline services. Russia revenue was also lower with the onset of the winter slowdown.
Pretax operating margin improved sequentially by 74 bps to 19.0% primarily from a stronger mix of high-margin Wireline and Drilling & Measurements services in the North Sea and West & South Africa GeoMarkets as well as from year-end SIS software sales across much of the Area. These increases were partially offset by the impact of the activity weakness in the Nigeria & Gulf of Guinea GeoMarket.
In the UK North Sea, Schlumberger Testing Services and Artificial Lift successfully deployed a series of technologies on a heavy oil well test on the Nautical Petroleum Kraken appraisal well. The integration of REDA* electric submersible pumping systems, SCAR* inline independent reservoir fluid sampling, and PhaseTester* portable multiphase well testing equipment with Vx multiphase well testing technology combined with Schlumberger expertise in remote real-time surveillance and reservoir engineering ensured that key test objectives were achieved.
In Norway, Schlumberger completed an extensive wireline logging job for RWE Dea Norge AS as operator for the PL420 license on a well which included nine runs with capstan conveyance over eight days of continuous logging to acquire formation evaluation data together with fluid samples, sidewall cores, and borehole seismic surveys. The data, which included CMR-Plus* high-speed magnetic resonance and Sonic Scanner* acoustic scanning logs were transmitted in real time to refine details of subsequent logging runs. The MDT modular formation dynamics tester tool was deployed with insitu fluid analysis technology for complete formation evaluation. Operational highlights included 195 hours operating time at 100% efficiency.
In Norway, Schlumberger Testing Services ran the CERTIS* high-integrity reservoir test isolation system and the intelligent remote dual valve (IRDV) on a high-pressure, high-temperature drill stem test (DST) for RWE Dea Norge AS. The technologies form part of the Quartet* high-performance downhole reservoir testing system that offers a shorter string design and fewer connections compared to conventional DST technologies. The benefits include greater safety and efficiency, and on this job saved five hours rig time.
Offshore Congo, Schlumberger Drilling & Measurements EcoScope multifunction logging-while-drilling technology has been introduced for Total E&P Congo in one deepwater field. The deployment of the technology has mitigated risk in drilling operations in zones which experienced borehole instabilities. At the same time the tool’s pulsed generator enabled significant rig time savings through replacement of a separate wireline logging run by this unique Schlumberger technology. The same service has now been successfully deployed elsewhere in the field.
Offshore Sierra Leone, a series of advanced Schlumberger Wireline technologies was run for Anadarko Petroleum in the Mercury 1 deepwater discovery well. The technologies included Rt Scanner* triaxial induction and Sonic Scanner acoustic scanning services in addition to ECS* elemental capture spectroscopy, PressureXpress* reservoir pressure while logging, and MDT modular formation dynamics tester tools. Anisotropy processing and dispersion analysis from the Sonic Scanner showed anisotropy effects in both sands and shales while enhanced thin-bed petrophysical analysis showed hydrocarbon volumes to be higher than those computed by conventional methods.
On many key projects in West Africa over the past few years, Anadarko has run the Geoservices FLAIR* drilling fluids monitoring service and the data have now become an important element in reservoir evaluation programs. On an exploration well drilled during the quarter, the FLAIR service was one of the key indicators of potential pay on which a discovery announcement was based.
In Spain, Wireline cement evaluation technologies were deployed for Enagas in a deviated gas storage well. The use of the Isolation Scanner* cement evaluation service in combination with the sonic cement bond log with variable density provided acoustic impedance, flexural attenuation as well as standard measurements to enable bond quality to be determined with certainty. The combination was run using the MaxTRAC downhole well tractor system to provide safe and efficient tool conveyance in a well deviation of 74°. The success of the operation, enhanced by remote real-time support and fast turnaround, has led to seven other wells being selected for similar evaluation.
In Italy, Drilling & Measurements MicroScope advanced resistivity and imaging-while-drilling and SonicScope* multipole sonic-while-drilling services were deployed for Eni to ensure data acquisition in washdown mode through tight carbonate formations in a deviated Monte Alpi Nord well. The combination of these technologies successfully detected natural fractures in the target formation including those fractures identified as contributing to production. Further development of drilling techniques in this environment is continuing, particularly with PowerDrive* rotary steerable systems.
In Romania, Drilling & Measurements PowerPak* steerable motors with SlimPulse* slim measurement-while-drilling technologies have been deployed for Petrom in three shallow horizontal wells drilled as part of a feasibility study to improve production through steam injection in the Suplac heavy-oil field. With deviation kick-off only 6 m below surface, and true vertical depths of only 200 m, the wells represent some of the shallowest horizontal wells ever drilled. The resulting oil production has exceeded expectations and a batch of at least ten such wells is now planned in 2011 with further technology deployment being studied to boost efficiency.
In Libya, Schlumberger Drilling & Measurements successfully introduced PeriScope bed boundary mapper and geoVISION* technologies for WAHA NOC.

This was the first deployment of PeriScope well placement technology in Libya. The operation included landing the 8 1/2-in section just 1.8 ft true vertical depth (TVD) into the reservoir formation, then steering the 6 1/8-in section completely within a reservoir target of a 4-ft TVD window. In addition, more than 60% of the well was steered in the best 1-ft TVD of the high porosity zone.
In a recent coiled-tubing stimulation campaign on land in Libya for Mellitah Oil & Gas B.V—an Eni-NOC joint venture—ACTive* in-well live performance technology was utilized for the first time worldwide on a sandstone stimulation operation. ACTive services, which have already increased well performance in carbonate formations, are now expanding to sandstone environments to measure qualitative flow profiles to enhance decision making on stimulation treatment diversion requirements. In highly depleted reservoirs, where conventional reservoir evaluation methods cannot be practically utilized, ACTive distributed temperature sensing may be the only data gathering solution possible.
In Russia, Schlumberger Drilling & Measurements directional drilling and logging-while-drilling technologies have been deployed on 12 rigs in the Vankor field for Rosneft-Vankorneft. Trials of PowerDrive vorteX* powered rotary steerable technology have recently been completed in search of further performance improvements. Overall results are impressive—with rates of penetration increasing by an average of 50-60%.
In Sakhalin, Russia, Drilling & Measurements PeriScope bed-boundary mapping services were deployed with PowerDrive rotary steerable technology to drill the horizontal section of a well in the Odoptu field for Sakhalinmorneftegaz, a subsidiary of Rosneft. The field is characterized by geological and seismic uncertainties as well as high structural dip variations. Due to close teamwork between the Rosneft well placement team and Schlumberger, a horizontal section of 900 m was successfully placed in the reservoir achieving a net-to-gross ratio of 100%. This is the longest horizontal section of an extended-reach well drilled in Russia by a Russian oil company.
In Russia, Schlumberger Well Services fracture stimulation technology has been successfully demonstrated for Gazpromneft-Khantos, the subsidiary of JSC Gazprom Neft responsible for development of the Yuzhno Priobskoye oilfield. Two types of wells were chosen for the demonstration—one newly drilled and one previously stimulated that presented issues of depletion as well as the presence of old proppant. Compared to previous treatments, the new foam-based technologies resulted in production improvements averaging 14% more than other nearby wells in the field.
In East Siberia, Schlumberger Wireline technology was successfully deployed across a number of different logging operations in the Vankor field for Rosneft-Vankorneft who considered overall performance to be of high quality in the challenging arctic environment. A number of high-technology services were introduced, including the MDT dual intake service, which was pioneered in Russia, and which helped to significantly reduce cleanout pumping time leading to rig time savings and improved sample quality.
Middle East & Asia
Fourth-quarter revenue of $1.49 billion increased 6% sequentially and 13% year-on-year. Pretax operating income of $434 million increased 2% sequentially and was 2% higher year-on-year.
Sequentially, revenue growth resulted from the continued ramp up of IPM activity in Iraq and the start of new offshore projects in East Asia. Year-end sales of Artificial Lift and Completion Systems equipment, Well Services products, and SIS software also contributed to Area growth. These increases were partially offset by lower revenue in the Australia/Papua New Guinea GeoMarket resulting from offshore project completions and delays in land activity due to severe flooding, and by lower activity in the Qatar GeoMarket that reduced demand for Wireline and Drilling & Measurements services.
Pretax operating margin decreased 119 bps sequentially to 29.1% as the positive contribution from the year-end sales and a more favorable revenue mix in the Arabian GeoMarket were insufficient to offset the impact of the lower activity in the Australia/Papua New Guinea GeoMarket and startup costs in Iraq.
In Saudi Arabia, Schlumberger has concluded a two-year pilot project for Saudi Aramco to study use of the Dielectric Scanner* multifrequency dielectric dispersion service in reservoir monitoring applications. A total of 35 logs have been recorded in various fields, both on land and offshore, to assess water flooding sweep efficiency as an aid to field development planning. The study results have shown the technology capable of determining oil saturation independent of water salinity, while achieving efficiency gains over previous monitoring methods. Saudi Aramco and Schlumberger are now working together to expand the use of dielectric logs in heavy oil and shaly sand environments.
Also in Saudi Arabia, Well Services performed the first ACTive in-well live performance perforating job in a natural gas well using fiber-optic-enabled coiled tubing and real-time collar locator and gamma-ray measurements for depth control. The job was performed with ABRASIJET* hydraulic pipe-cutting and perforating technology to cut slots to pump nitrified sand slurry to bypass the mud damage that had stopped other wells drilled with the same mud to produce after gun perforation. After cutting slots at depths identified as corresponding to the best quality reservoir rocks, not only was the well able to flow, but production exceeded expectations.
In Eastern Egypt, close collaboration between Schlumberger Well Services and Data & Consulting Services led to success in improving excessively low production in a horizontal well recently drilled into a highly complex reservoir with low hydrocarbon mobility. After study of how the hydraulic fracturing techniques already applied in offset vertical wells could be deployed in the subject well, it was determined that production goals could be achieved using new StageFRAC* multistage fracturing and completion services. Integration of geomechanics data with the fracturing design provided an optimum job recommendation and the subsequent operation was executed smoothly with successful proppant placement, no flowback, and manipulation of the completion as planned. The well is now producing an average of more than 1,000 bbl/d.
In Oman, Schlumberger Wireline DeepLook-CS* crosswell seismic imaging technology was used for a time-lapse survey for Petroleum Development Oman in the Amal field. The surveys were conducted to monitor progression of the steam flood in this heavy oil reservoir. The technique allows for better understanding of the effectiveness of the flood technique and initial processing of the data suggests observable changes at reservoir level.
Also in Oman, Schlumberger has been awarded wireline, directional drilling, fishing and well cementing services contracts by Oman Oil E&P, a fully government-owned entity. The contracts cover exploration and production work on a tight gas block where the appraisal program has already begun for the 2011 work program. This will be followed by a 50-well development campaign.
In India, ONGC has awarded Schlumberger a new three-year contract for Drilling & Measurements services that include a full range of state-of-the-art technologies. Schlumberger was also awarded a separate three-year contract covering rotary-steerable services.

In China, the Schlumberger PowerDrive Xceed rotary steerable system for harsh and rugged environments has been deployed on a new PetroChina Dagang campaign. In November, the first sidetrack in the program was drilled successfully into the reservoir on target and achieved 100% net-to-gross pay, eliminating the need for one contingency sidetrack.
Also in China, Drilling & Measurements PeriScope bed boundary mapper technology has been deployed on a total of 50 horizontal wells for PetroChina Xinjiang Oilfield Company in the Luliang field. Drilling was completed in 175 days with excellent execution. No lost time was recorded over the 3,320 pumping hours needed to drill a total footage of 30,461 m—with an average of 9 wells drilled each month.
Elsewhere in China, Geoservices LIVE* digital slickline production logging services with surface read out were introduced on an offshore field for CNOOC. Representing the first run of this technology, real-time digital communication with the downhole tool string was conducted using a slickline cable.
In Thailand, Drilling & Measurements PeriScope bed boundary mapper technology helped Salamander Energy Thailand drill three horizontal wells in the offshore Bualuang field to increase oil production and delay water breakthrough. All three wells were steered in high-quality reservoir rock within 3-4 m of the top of the reservoir, which lies in a stacked, braided fluvial channel sequence. Based on PeriScope measurements and interpretation, a total of 2,074 m of reservoir-quality sand was drilled out of 2,191 m of reservoir section penetrated. The wells are the longest wells drilled for the customer, who has issued a press release confirming the success of the operation as well as the well production rates. This success has led to Schlumberger being awarded the next phase of the field drilling campaign.
In Australia, Schlumberger Artificial Lift gas lift systems have helped AGL Energy accomplish initial water unloading from coal-seam gas wells in half the time initially expected with the timing being comparable to more expensive cavity pumps. The improvement has been noted over the five wells that have been completed with the technology with AGL Energy also observing progressively improved production rates with optimization. The gas lift systems operate at much lower pressures, avoiding risk of damage to the perforated coal face as opposed to other air-lifting methods used in the past.
In Australia, Schlumberger well placement and completions technologies helped Vermilion Energy enhance productivity and reservoir access in three multilateral wells drilled in the Wandoo field. To achieve optimal well placement, Drilling & Measurements PeriScope bed boundary mapper technology was deployed to position the well bores within 1.5 m of the top of the structure while enabling the lateral sections to be extended by more than 600 m over what would have been achieved using more traditional LWD technology. Following drilling, a Schlumberger intelligent completion system was an important component of the well design, which provided for full zonal isolation and control to optimize production. The project was completed over a three-month period and delivered increased recoverable reserves and significantly enhanced production rates.
WesternGeco
Full-year 2010 revenue of $1.99 billion was 6% lower than 2009. Pretax operating income of $267 million was 18% lower than 2009. Pretax operating margin decreased 194 bps to 13.4% as the result of lower pricing and activity in Marine, and reduced profitability for Land and Data Processing. These decreases, however, were partially offset by higher margins for Multiclient as the result of increased acquisition and stronger sales of wide-azimuth surveys in the US Gulf of Mexico.
Fourth-quarter revenue of $560 million increased 17% sequentially and 2% year-on-year. Pretax operating income of $113 million increased 183% sequentially but was 1% lower year-on-year.
Sequentially, revenue growth was driven by Multiclient, which recorded strong year-end sales from the US Gulf of Mexico. This increase was partially offset by a decrease in Marine revenue due to the seasonal slow-down in activity. Land and Data Processing revenues were flat sequentially.
Pretax operating margin increased 11.8 percentage points sequentially to 20.2% as the result of the high Multiclient sales partially offset by the impact of the lower Marine activity.
WesternGeco has begun acquisition of marine seismic data in the Santos basin for Petrobras using the Coil Shooting* single-vessel full azimuth acquisition technique. The project marks the first coil shooting project offshore Latin America, and the data will be processed by the WesternGeco GeoSolutions team in the Schlumberger Brazil Research and Geoengineering Center in Rio Janeiro.
In the western US Gulf of Mexico, WesternGeco has completed the acquisition of the Revolution survey in the East Breaks and Garden Banks areas. This multiclient project of over 170 Outer Continental Shelf blocks is the world’s first Dual Coil Shooting* multivessel full-azimuth survey. Initial results show the anticipated increase in signal-to-noise ratio and display improved event continuity below the areas’ complex salt structures.
Total and its subsidiaries in Congo and Angola have awarded WesternGeco a series of programs offshore West Africa. The programs consist of a Q- Marine* point-receiver marine seismic 4D survey in the Republic of Congo, followed by two programs in Angola. The first program in Angola will be a long-offset exploration survey in Block 33, and the second program will be the first Coil Shooting full-azimuth project to be performed offshore West Africa. The programs will be acquired by the WG Amundsen Explorer Class vessel.
In Australia, Woodside Petroleum awarded WesternGeco seismic acquisition contracts for two 4D programs over the Enfield and Vincent fields. The surveys total approximately 250 km2 and were completed in December 2010.
In the UK, Total UK and its partners have awarded WesternGeco a 4D marine seismic project over the Elgin-Franklin field in the UK North Sea using a Q-Marine vessel.
In North America, data processing of the multiclient E-Wave advanced imaging project with full waveform inversion (FWI) covering parts of the Green Canyon, Garden Banks, Keathley Canyon and Walker Ridge regions of the Gulf of Mexico recorded significant progress. In addition to this multiclient project, five proprietary FWI projects have commenced. The fourth quarter also marked the expansion of the North American land multiclient library to include final processing products from the Columbia River Basin 2D point-receiver feasibility study that successfully imaged beneath 12,000 ft of basalt.
In Australia, WesternGeco has commenced a 3D multiclient seismic survey offshore Exmouth. The Cook Endeavour survey area is 1,522 km2 and covers an exploration permit as well as two open permits for which bids close in May

2011. In order to provide companies with maximum time to evaluate 3D data over the open permits prior to the bid close, WesternGeco will run onboard data processing and generate fast-track poststack migration volumes. These will be merged with the existing Indian 3D survey and delivered approximately two weeks after completion of the Cook Endeavour acquisition. The data volume after merge with the Indian 3D survey will be approximately 2,690 km2.
BP has awarded WesternGeco a contract to acquire a series of ocean-bottom-cable programs in the UK North Sea. The programs are expected to last four months and will be performed by the Q-Seabed* multicomponent acquisition system starting in 2011.

Supplemental Actual and Pro Forma Financial Information
for the Acquired Smith International Businesses
(Stated in millions)

	Three Months Ended
	Dec. 31, 2010 - Actual		Sept. 30, 2010 - Pro Forma
		Pretax		Pretax
		Operating		Operating
	Revenue	Income	Revenue	Income
M-I SWACO	$1,185	$149	$1,140	$141

Smith Oilfield	$729	$106	$655	$68

Distribution	$576	$21	$548	$20

The above supplemental financial information related to the acquired Smith International businesses represents the actual results for the fourth quarter of 2010 and the unaudited estimated pro forma results for the full third quarter of 2010, and is presented for informational purposes only. The pro forma financial information is not necessarily indicative of what the combined company’s results would have been if the merger with Smith had been consummated on July 1, 2010.
Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses, interest income, interest expense and stock-based compensation costs and charges that Schlumberger does not allocate to its segments.
Amortization of intangible assets previously reported by Smith has been eliminated from the unaudited pro forma financial information above. The amortization expense associated with intangible assets recorded as a result of the merger with Schlumberger has not been allocated to the segments.
The following commentary is based on the unaudited third-quarter pro forma and fourth-quarter actual financial information above.
M-I SWACO
Fourth-quarter revenue of $1.18 billion increased 4% sequentially while pretax operating income of $149 million was 6% higher sequentially.
Sequentially, growth was recorded in all Areas, most notably in North America where the significant increase in the Canadian rig count resulted in strong demand for drilling solutions and environmental solutions as well as production technologies.
Pretax operating margin increased 23 bps sequentially to 12.6% due to the higher activity levels.
In the Eagle Ford shale play, EOG chose the M-I SWACO KLA-SHIELD* water-base fluid system to drill four wells. The area is known to have a high occurrence of lost circulation and the KLA-SHIELD system provided EOG sufficient rates of penetration to meet their goals while mitigating potential losses. The highly inhibitive system provided nearly the same rate of penetration as the oil-base mud used on previous wells and enabled EOG to economically complete the well in 21 days.
In Poland, M-I SWACO ULTRADRIL* high-performance water-base fluids have been used for Lane Energy Poland Sp. z o.o. to drill and core a long 8 1/2-in section through a shale gas formation where previous water-base systems had not proven effective. Coupled with M-I SWACO solids control equipment, the ULTRADRIL system enabled the well section to be drilled at 121 ft/h—representing a 29% time reduction over previous wells. The technology, which is formulated to inhibit dispersive and swelling shale formations, allowed the shale section to be drilled in record time with extraordinary hole stability and very low washout.
In the Laslău Mare gas field in Romania, M-I SWACO FLOTHRU* reservoir drill-in system technology was used for Romgaz. The system was chosen to mitigate challenges of total losses and long well cleanup during production initiation. The FLOTHRU system, part of the overall engineered solution, killed the well in one circulation without any formation losses and provided exceptional reservoir protection. The wells produced immediately, without any need for filtercake cleanup operations—an industry-unique characteristic for a reservoir drill-in system.
Smith Oilfield
Fourth-quarter revenue of $729 million increased 11% sequentially while pretax operating income of $106 million was up 54% sequentially.
Sequentially, revenue growth was led by the North America and Europe/CIS/Africa Areas on strong demand for drill bits as well as for drilling, remedial and production services.
Pretax operating margin increased 406 bps sequentially to 14.5% primarily due to the stronger activity and product sales.
In Thailand, Smith ONYX bits improved drilling performance for Chevron by decreasing the percentage of bits pulled for slow penetration rates by 70%. ONYX bit technology offers improved thermal stability with greater wear resistance compared to standard cutters, and brings significant improvement in durability to existing bit designs allowing them to drill at faster rates, to longer intervals, and with a higher percentage of bits reaching planned well total depths—all resulting in costs savings.
In Australia, Smith Bits 8 1/2-in MSI616 and MSI813 bits with ONYX PDC cutters, in combination with Drilling & Measurements PowerV* vertical drilling system technology, helped Shell reach a narrow deepwater exploration well objective. Tool reliability and bottom-hole assembly optimization also helped Shell reach total depth 1 1/2 days ahead of their time estimate.
Distribution
Fourth-quarter revenue of $576 million increased 5% sequentially while pretax operating income of $21 million increased 4% sequentially.
The sequential revenue growth was primarily from increased customer spending for line pipe projects and maintenance, repair and operating supplies in the US shale markets.
Pretax operating margin of 3.6% was flat sequentially.

About Schlumberger
Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 108,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.
Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.45 billion in 2010. For more information, visit www.slb.com.
# # #

*	Mark of Schlumberger or of Schlumberger Companies
Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.
Notes
Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 21, 2011. The call is scheduled to begin at 8:00 am US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 21, 2011 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 176290.
The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.
Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.
For more information, contact
Malcolm Theobald — Schlumberger Limited, Vice President of Investor Relations
Robert Bergeron — Schlumberger Limited, Manager of Investor Relations
Office +1 (713) 375-3535
investor-relations@slb.com